Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2012

MELVILLE, N.Y., August 13, 2012 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2012.

P&F Industries, Inc. is reporting revenue from continuing operations of $15,241,000 and $29,558,000, respectively, for the three and six-month periods ended June 30, 2012, compared to $14,164,000 and $27,617,000, respectively, for the same periods in 2011. For the three and six-month periods ended June 30, 2012 the Company is reporting income from continuing operations before income taxes of $839,000 and $1,577,000, respectively, compared to $828,000 and $1,307,000, respectively, for the same periods in 2011. Additionally, for the three and six-month periods ended June 30, 2012 the Company is reporting after-tax income from continuing operations of $812,000 and $1,527,000, respectively, compared to after-tax income from continuing operations of $828,000 and $1,307,000, respectively, for the same periods in 2011.

The Company reported basic and diluted earnings (loss) per common share of:

	For the three month period ended June 30		For the six month period ended June 30
	2012	2011	2012	2011

Basic earnings (loss) per common share
Continuing operations	$0.23	$0.23	$0.43	$0.36
Discontinued operations	(0.01)	--	(0.01)	(0.01)
Net earnings per common share	$0.22	$0.23	$0.42	$0.35

Diluted earnings (loss) per common share
Continuing operations	$0.23	$0.22	$0.42	$0.35
Discontinued operations	(0.01)	--	(0.01)	(0.01)
Net earnings per common share	$0.22	$0.22	$0.41	$0.34

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “During the second quarter of 2012, despite the sluggish economic environment, we continued the positive momentum generated in the first quarter, as highlighted by the increase in revenue at both our Tools and Hardware segments. Most notable was the 18.3% increase in revenue at Nationwide Industries. Our management teams throughout our subsidiaries remain focused on successfully expanding their presence in their respective markets, without sacrificing quality or customer service.”

The Company is reporting that revenue at its Tools segment during the second quarter of 2012, and first six months of 2012, reflect a slight improvement when compared to the same periods in the prior year. Specifically, second quarter of 2012 revenue at the Tools segment was $9,673,000, compared to $9,459,000 for the second quarter of 2011. During the first six months of 2012 the Tools segment revenue was $19,345,000, compared to $19,179,000 in the same period in the prior year.

During the second quarter of 2012, Florida Pneumatic continued its growth in the higher gross margin industrial/catalog sector. As such, it was able to increase revenue generated within this sector by $214,000, when compared to the second quarter of 2011. The Company intends to continue to expand its marketing efforts in the industrial/catalog market going forward. Revenue from Florida Pneumatic’s major retail customer improved $114,000, when compared to the same three-month period in 2011. This net increase is due primarily to greater sales of pneumatic tool accessories, specialty and promotional items, offset by a slight decline in basic stock products. Berkley pipe threading products, as well as a line of air filters and other OEM parts (“other revenue”), in the aggregate, increased $1,000, when comparing the second quarter of 2012 to the same three-month period in 2011, and automotive product sales declined $40,000, partially offsetting the above-mentioned improvements.

During the first six months of 2012, revenue at Florida Pneumatic increased $132,000 when compared to the same period in 2011. Industrial/catalog revenue during the first six months of 2012 improved $677,000, increasing its percentage of Florida Pneumatics total revenue to 36.7%, which is 5.9 percentage points higher than the first six months of 2011. This increase is due in large part to Florida Pneumatic’s on-going expansion and success of its marketing efforts in this sector. Additionally, other revenue improved an aggregate of $98,000 during the first six months of 2012, when compared to the same period in the prior year. However, when comparing the first six months of 2012 and 2011, revenue from its major retail customer decreased $636,000. This decline is due primarily to reduced levels during 2012 of orders for basic stock items, partially offset by increased orders of promotional and specialty items and pneumatic tool accessories.

Hy-Tech manufactures quality replacement parts for pneumatic tools, markets its own value/added line of air tools and distributes a complementary line of sockets (“ATP”). Additionally, Hy-Tech also manufactures and markets a line of products that primarily focuses on mining, construction and industrial manufacturing markets (“Hy-Tech Machine”).

Second quarter of 2012 total revenue at Hy-Tech was $4,267,000, compared to $4,342,000 for the same period in 2011. This slight decrease is due to a reduction in revenue of Hy-Tech Machine products of $9,000, and a decline in revenue of $137,000 from its major customer. Compared to last year, the shortfall in revenue is primarily due to the fact that much of the sales to this customer during the second quarter of 2011 were from then existing manufactured inventory on hand, whereas a higher percentage of sales to this customer during the second quarter of 2012 was from inventory that was manufactured in 2012. Partially offsetting the above declines were increases in revenue at its ATP and other product lines of $20,000 and $51,000, respectively.

Hy-Tech’s revenue for the six-month period ended June 30, 2012 was $8,522,000 compared to $8,488,000 in the same period in 2011. Specifically, revenue during the first six months of 2012 from its major customer improved to $1,903,000 compared to $1,538,000 during the same period a year ago. This improvement is due in part to an increase in product demand in this customer’s global business.  ATP revenue during the first six months of 2012 was $5,539,000 compared to $5,815,000 in the same period in 2011. This decline was due in part to an unusually large order in 2011, which did not repeat in 2012. Revenue during the six month period ended June 30, 2012 of Hy-Tech Machine products was $834,000, compared to $960,000 for the same period in the prior year. This change is due in large part to their decision to allocate labor and overhead to manufacturing for, and servicing, of its major customer.   Other revenue during the first six months of 2012 was $246,000, compared to $175,000 during the same period in 2011.

P&F’s Hardware segment, which consists exclusively of Nationwide Industries Inc., is reporting second quarter of 2012 revenue of $5,568,000, compared to $4,705,000 for the same period in 2011. The most significant portion of Nationwide’s growth has been in its fence and gate hardware line, where second quarter 2012 revenue improved to $4,121,000 from $3,324,000. This improvement is due primarily to the introduction of new products, as well as to expanded marketing efforts, which effectively has increased the size of its customer base.   When comparing the second quarter of 2012 to 2011, Nationwide increased its kitchen and bath product line revenue to $696,000, compared to $611,000. The Company believes contributing factors to this growth include an enhanced product line, which consists of a newer, higher quality suite of products, and a slight improvement within the manufactured housing market. Additionally, when comparing the second quarter of 2012 to 2011, revenue generated from its patio products line improved to $344,000, from $263,000. The increase in patio revenue is due in part to increased activity in the sale of foreclosed housing. Lastly, second quarter 2012 OEM revenue was $407,000, down from $507,000 reported during the same period in 2011. As the result of significant pricing pressure along with a dwindling market, the Company has placed less emphasis on this product line.

Nationwide’s revenue for the six-month period ended June 30, 2012 increased to $10,213,000 from $8,438,000 in the same six-month period in 2011. Nearly 83% of this increase was generated from the fence and gate hardware product line, which has, during the first six months of 2012, increased to $7,199,000, compared to $5,726,000 in the same period the prior year. This improvement is due primarily to the introduction of new products, as well as to expanded marketing efforts, which effectively has increased the size of its customer base.  As the result of slightly improved conditions in the manufactured housing market and an updated product offering, Nationwide also increased its kitchen and bath product line revenue to $1,542,000 in the first half of 2012, compared to $1,371,000 in the same period in 2011. With respect to its OEM product line, Nationwide has year-to-date revenue of $839,000, compared to $874,000 in the same six-month period a year ago.  Patio revenue for the first six months of 2012 increased to $633,000 from $467,000 during the six-month period ended June 30, 2011, due primarily to an increase in the sale of foreclosed units, which tend to require repair / replacement of patio enclosures.

Gross margin generated by our Tools segment during the second quarter of 2012 and 2011 were 36.9% and 37.4%, respectively. As the result of improved revenue, second quarter of 2012 gross margin was $3,566,000 compared to the second quarter of 2011 of $3,537,000. Specifically, Florida Pneumatic’s gross margin and gross profit for the second quarter of 2012 was 33.1% and $1,791,000, respectively, compared to 34.9% and $1,787,000, respectively, during the second quarter of 2011.  It should be noted that Florida Pneumatic recorded a charge of $133,000 in the second quarter of 2012, which had the effect of negatively impacting its gross margin. This charge represents the estimated amount of unpaid import duty relating to certain of its products imported during the period January 1, 2009 through June 19, 2012. The Company addressed the issues that resulted in such under-payment and has implemented enhanced processes which it believes will prevent under-payments of import duty in the future. Hy-Tech’s gross margin and gross profit for the second quarter of 2012 was 41.6% and $1,775,000, respectively, compared to 40.3% and $1,750,000, respectively, for the same period in 2011. The improvement in gross margin at Hy-Tech is the result of product mix, as well as improved cost of manufacturing.

Gross margin generated by our Tools segment during the first six months of 2012 and 2011 were 38.2% and 37.8%. Gross profit for the same periods were $7,398,000 and $7,248,000, respectively. Florida Pneumatic’s gross margin for the first six months of 2012 was 35.1%, compared to 35.3% in the same period in the prior year. Despite this decrease in gross margin, as the result of improved revenue, its gross profit increased to $3,802,000 during the six-month period ended June 30, 2012 from $3,769,000 in the same period a year ago. As stated above, Florida Pneumatic recorded a $133,000 charge during the second quarter of 2012, which negatively impacted its year-to-date results.  For the six-month period ended June 30, 2012, Hy-Tech increased its gross margin and gross profit to 42.2% and $3,596,000, respectively, compared to 41.0% and $3,479,000, respectively, for the same six-month period in the prior year. The improvement at Hy-Tech was generated primarily through product mix, as well as through improved cost of manufacturing.

Gross margin generated during the second quarter of 2012 by our Hardware segment was 37.9%, compared to 41.3% in the same period in 2011. Increases in overseas raw material costs, such as aluminum, copper and magnets, as well as increased labor costs, are the key factors contributing to Nationwide’s increased cost of sales for the three-month period ended June 30, 2012. Further, in order to meet customer demand, Nationwide, during the three-month period ended June 30, 2012, elected to have certain products shipped via air freight from its overseas suppliers to its warehouse in Florida, thus increasing its freight-in costs. Despite the reduction in gross margin, when comparing the second quarter of 2012 to 2011, Nationwide was able to increase gross profit to $2,111,000 from $1,943,000, due to the increase in its revenue.

During the six-month period ended June 30, 2012, gross margin at our Hardware segment was 38.1% compared to 39.8% in the same period in 2011. However, as the result of an increase of $1,775,000 in Nationwide’s revenue during the first six months of 2012 compared to the same period a year ago, its gross profit improved $535,000. Significant factors contributing to the slight decline in Nationwide’s gross margin were increases in overseas raw material costs, such as aluminum copper and magnets, as well as increased labor costs. Additionally, as discussed above, Nationwide, elected to have certain products shipped via air freight from its overseas suppliers to its warehouse in Florida, thus negatively impacting its year-to-date gross margin and gross profit.

During the second quarter of 2012, the Company’s selling, general and administrative expenses (“SG&A”) was $4,705,000, compared to $4,454,000 for the same three-month period in 2011. Stated as a percentage of revenue, SG&A for the three-month period ended June 30, 2012 was 30.9%, compared to 31.4% during the same period in the prior year. Significant line items contributing to the increase include: (i) an increase of $133,000 in compensation, which is comprised of base salaries and wages, performance-based bonus incentives and associated payroll taxes and employee benefits; (ii) variable expenses, which include commissions, freight out and travel and entertainment costs, increased an aggregate amount of $51,000, and (iii) an increase in depreciation and amortization expense of $25,000 and (iv) Florida Pneumatic recorded a charge of $167,000 in the second quarter of 2012 for estimated potential penalties, interest and related fees and expenses in connection with the unpaid import duty relating to certain products imported by Florida Pneumatic as discussed above. The increases noted above were partially offset by reductions in professional fees of $46,000; rent and utilities of $37,000, due in part to a new lease agreement covering our corporate offices in New York, and advertising and promotional costs of $35,000.

Our SG&A for the six-month period ended June 30, 2012 was $9,436,000, compared to $8,877,000 incurred during the same period in 2011.  Stated as a percentage of revenue, our SG&A for the first six months of 2012 was 31.9%, compared to 32.1% during the same period in the prior year. As the result of increased revenue, our variable expenses, which include commissions, freight out and travel and entertainment costs increased an aggregate amount of $104,000. Additionally, compensation, which includes wages, associated payroll taxes and employee benefits, as well as performance-based bonus incentives, which are driven primarily by net earnings, increased $389,000. Depreciation and amortization costs also increased $53,000. Lastly, during the second quarter of 2012 the Company recorded a charge of $167,000 for estimated potential penalties and related fees and expenses in connection with unpaid import duty relating to certain products imported by Florida Pneumatic during the period January 1, 2009 through June 19, 2012. The increases were partially offset by a decrease of $43,000 in rent and utilities, due in part to a new lease agreement covering our corporate offices in New York, and a decrease in advertising and promotional costs of $101,000, due primarily to a new agreement with our major retail customer.

Interest expense during the second quarter of 2012 was $133,000, compared to $198,000 for the same period in the prior year. The most significant item affecting interest expense this quarter was a reduction in our short-term borrowings during the comparative three-month periods ending June 30, 2012 and 2011. The average balance of short-term borrowings during the second quarter of 2012 was $6,645,000, compared to $8,464,000 during the same three-month period in 2011. As a result, interest expense attributable to short-term borrowing decreased to $49,000 during the second quarter of 2012, from $84,000, during the second quarter of 2011. In 2011, the Company repaid the balance owed to the sellers of Hy-Tech; as a result, there was no interest expense attributable to this debt during the second quarter of 2012, compared to $12,000 in the second quarter of 2011. Interest expense incurred in connection with our Term Loan was $79,000 during the second quarter of 2012, compared to $89,000 incurred during the same period in the prior year. Further, during 2011, the Company repaid $500,000 of the Subordinated Loans, which effectively reduced our interest expense during the second quarter of 2012 to $5,000, compared to $13,000 in the second quarter of 2011.

Interest expense for the six-month period ended June 30, 2012 was $275,000, compared to $419,000 for the same period in 2011.  The most significant item contributing to the reduction in interest expense was the reduction in our short-term revolver borrowings during the comparative periods. The average balance of short-term borrowings during the first six months of 2012 was $6,383,000, compared to $9,226,000 during the same period in 2011. As a result, interest expense attributable to short-term borrowing during the first six months of 2012 was $96,000, compared to $188,000 for the same period in the prior year. In 2011, the Company repaid the balance owed to the sellers of Hy-Tech; as a result, there was no interest expense attributable to this debt during 2012, compared to $23,000 during the six month period ended June 30, 2011. Interest expense incurred in connection with our Term Loan was $169,000 during the first six months of 2012, compared to $180,000 incurred during the same period in the prior year. Further, during 2011, the Company repaid $500,000 of the Subordinated Loans, which effectively reduced our interest expense during the first six months of 2012 Loans to $10,000, compared to $28,000 in the six-month period ended June 30, 2011.

The effective tax rate applied to the Company’s income from continuing operations for the three and six-month periods ended June 30, 2012 was 3.2%. This rate is due to its ability to utilize net operations loss carry-forwards that can be applied to current year income. The Company currently believes that this effective tax rate will be applied for the remainder of 2012, due to the availability of additional net operating loss carry-forwards.

OTHER INFORMATION

General. P&F Industries has scheduled a conference call for today, August 13, 2012, at 11:00 A.M., Eastern Time to discuss its second quarter of 2012 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing 866-796-3865, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 14, 2012.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as, fencing hardware, door and window hardware, and kitchen and bath hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These risks could cause the Company’s actual results for the 2012 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousand $)	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
Assets
Cash	$94	$443
Accounts receivable - net	7,877	6,327
Inventories - net	17,991	18,588
Deferred income taxes - net	512	512
Prepaid expenses and other current assets	641	454
Assets of discontinued operations	23	23

Total current assets	27,138	26,347

Net property and equipment	10,715	10,766
Goodwill	5,150	5,150
Other intangible assets - net	1,951	1,950
Deferred income taxes – net	1,595	1,595
Other assets – net	691	778
Total assets	$47,240	$46,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,103	$5,648
Accounts payable	2,230	2,229
Accrued liabilities	3,418	3,338
Liabilities of discontinued operations	24	24
Current maturities of long-term debt	732	1,039

Total current liabilities	11,507	12,278

Long-term debt, less current maturities	4,700	4,861
Liabilities of discontinued operations	285	292

Total liabilities	16,492	17,431

Total shareholders' equity	30,748	29,155

Total liabilities and shareholders' equity	$47,240	$46,586

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$15,241	$14,164	$29,558	$27,617
Cost of sales	9,564	8,684	18,270	17,014
Gross profit	5,677	5,480	11,288	10,603
Selling, general and admin expenses	4,705	4,454	9,436	8,877
Operating income	972	1,026	1,852	1,726
Interest expense	133	198	275	419
Income from continuing operations before income taxes	839	828	1,577	1,307
Income tax expense	27	--	50	--
Income from continuing operations	812	828	1,527	1,307
Loss from discontinued operations (net of tax benefit of $-0- for the three and six- month periods ended June 30, 2012 and 2011)	(16)	(11)	(25)	(28)
Net income	$796	$817	$1,502	$1,279

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